AMENDMENTS TO THE INDUS GROUP, INC.
                             1992 STOCK OPTION PLAN


Section 11.1 of the 1992 Stock Option Plan is amended in its entirety to read as follows:

         11.1 Option Term. Any Option issued under this Plan shall terminate and may no longer be exercised upon the first to occur of: (i) the tenth anniversary date of the Date of Grant; (ii) thirty days after the cessation or termination of the Optionee's employment with the Company for any reason other than death;
(iii) the dissolution of the Company; or (iv) the consummation of an Acquisition or Reorganization, where there is no provision in the transaction for the continuance of the Plan and for the assumption of the Option, or for the substitution of new options covering the securities of a successor corporation or a parent or subsidiary thereof.

In addition, the 1992 Stock Option Plan is amended to add the following Section 11.3:

         11.3 Death of Optionee. In the event of the death of an Optionee, the Option may be exercised at any time within 90 days following the date of death (but in no event later than the expiration of the term of such Option), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Optionee was entitled to exercise the Option at the date of death.